Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kirstie@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Launches Supplier Oasis Fulfillment Services, a Multi-Channel Logistics Solution

SALT LAKE CITY - May 5, 2014 - Overstock.com, Inc. (NASDAQ: OSTK) announced the launch of Supplier Oasis Fulfillment Services, Inc., a wholly-owned subsidiary, which provides multi-channel fulfillment services. Overstock.com CEO Patrick M. Byrne made the announcement at the company’s annual partner conference.

“The launch of Supplier Oasis Fulfillment Services reflects our dedication to stripping costs from the supply chain. Our warehouses, expertise, reporting, and dedication to cost-savings are now available to sellers, suppliers, and partners. Starting today, all of those businesses can optimize their operations across all sales channels.”

Suppliers currently have access to warehouse space in Salt Lake City, UT and Jonestown, PA.

“Supplier Oasis offers a single integration point through which partners can manage their products, inventory and sales channels, while tapping into a world-class distribution network,” said Byrne, “These benefits translate into a substantial advantage in this highly competitive marketplace.”

Access SOFS at supplieroasis.com

About Overstock.com
Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, Club O Dollars™and Your Savings Engine™, Supplier Oasis FulfillmentServicesTM, SOFSTM, and supplieroasis.comTM are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the benefits of the announced program and statements other than statements of historical fact. More information about factors that could materially affect results and the accuracy of the forward-looking statements contained herein or in the webcast may be found in the Company's Form 10-Q for the quarter ended March 31, 2014, which was filed with the SEC on April 29, 2014, and any subsequent filings with the SEC. This and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

SOURCE Overstock.com, Inc.